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                                                                     Exhibit N.2

                         Consent of Independent Auditors

We consent to the references to our firm under the captions "Selected Consolidated Financial and Other Data", "Senior Securities" and "Experts" and to the use of our reports dated (a) January 25, 2002, with respect to the consolidated financial statements including the consolidated schedules of investments of MCG Capital Corporation and (b) dated April 11, 2002 with respect to the senior securities tables of MCG Capital Corporation included in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-86286) and related Prospectus of MCG Capital Corporation for the registration of 2,875,000 shares of its common stock.


                                                  /s/  Ernst & Young LLP

Richmond, Virginia
May 9, 2002